Exhibit 4.2

FORWARD INDUSTRIES, INC.

2007 Equity Incentive Plan

FORWARD INDUSTRIES, INC.

2007 EQUITY INCENTIVE PLAN

1. Purpose. The purpose of the Forward Industries, Inc. 2007 Equity Incentive Plan (the “Plan”) is to promote and further the growth and profitability of the Company by offering incentives to selected key personnel and directors who have the capacity for contributing in substantial measure toward the growth and profitability of the Company, and to attract and retain such key individuals, by making discretionary grants of Stock Options and/or Restricted Stock.  The Plan has been adopted and approved by the Board of Directors and shall become effective as provided in Section 16 hereof.

2. Definitions. For purposes of the Plan the following terms shall have the indicated meanings unless otherwise expressly provided or unless the context otherwise requires:

(a) “Affiliate” shall mean an affiliate within the meaning of Rule 12b-2 under the Exchange Act, and shall include a Subsidiary.

(b) “Award” means an award of Options or Restricted Stock pursuant to the provisions of the Plan.

(c) “Board” means the Board of Directors of the Company.

(d) “Cause” shall mean, unless otherwise determined by the Committee: (1) in the case where there is no employment or consulting agreement between the Grantee and the Company or any Subsidiary at the time of grant or where such an agreement exists but does not define “cause” (or words of like import), the Grantee’s (i) dishonesty, or fraud, (ii) insubordination, willful misconduct, or refusal to perform services, (iii) unsatisfactory performance of services or material breach of any written agreement between the Grantee and the Company or any Subsidiary, (iv) disclosure to anyone outside the Company or its Affiliates, or use in other than the Company’s or its Affiliates’ business, without authorization from the Company, of any confidential information or material relating to the business of the Company or its Affiliates, acquired by the Grantee either during or after employment or other service with the Company or its Affiliates, or (v) attempt directly or indirectly to induce any employee of the Company or its Affiliates to be employed or perform services elsewhere or attempt directly or indirectly to solicit the trade or business of any current or prospective customer, supplier or partner of the Company or its Affiliates, or (2) in the case where there is an employment or consulting agreement between the Grantee and the Company or any Subsidiary at the time of grant which defines “cause” (or words of like import), the meaning ascribed to such term under such agreement.

(e) “Certificate” means either a physical paper stock certificate or electronic book entry or other electronic form of account entry evidencing the ownership of Shares issued upon exercise of an Option or Restricted Stock acquired as a result of an Award.  Such Certificates may bear a restrictive legend, as set forth herein.

(f) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

(g) “Committee” means a committee of the Board of Directors, which shall consist of two or more persons, each of whom, unless otherwise determined by the Board of Directors, is (1) an “outside director” within the meaning of Section 162(m) of the Code, (2) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, and (3) an “independent director” as defined in The Nasdaq Stock Market Rule 4200.   Unless otherwise determined by the Board of Directors from time to time, the Committee shall mean the Compensation Committee of the Board of Directors or such other committee of the Board as may be appointed by the Board to administer the Plan in accordance with Section 3 hereof, provided in each case that its membership satisfies the foregoing qualifications.

(h) “Company” means Forward Industries, Inc., a New York corporation.

(i) “Corporate Change in Control” means the first to occur of the following events:

(i) any Person or group  (as such terms are defined in the Exchange Act and regulations thereunder) is or becomes the beneficial owner (as defined in the Exchange Act or regulations thereunder), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person or group any securities acquired directly from the Company or its Affiliates)  representing 50% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person or group who becomes such a beneficial owner in connection with a transaction which is a merger or consolidation;

(ii) the election to the Board, without the recommendation or approval of a majority of the incumbent Board (as of the date on which the Plan becomes effective), of directors constituting a majority of the number of directors of the Company then in office, provided, however, that directors whose election or appointment following such effective date is recommended or approved by a majority of the members of the incumbent Board shall be deemed to be members of the incumbent Board for purposes hereof, provided further that directors whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Company will not be considered as members of the incumbent Board for purposes of this paragraph (ii); or

(iii) the occurrence of any other event which the incumbent Board of Directors in its sole reasonable discretion determines should be considered a Corporate Change in Control.

(j) “Covered Employee” means an employee within the meaning set forth in Section 162(m) of the Code.

(k) “Director” means an individual serving on the Board as a result of the election by shareholders or appointment by incumbent directors.

(l) “Employee” means any individual employed by the Company or any Subsidiary.

(m) “Exchange Act” means the United States Securities Exchange Act of 1934.

(n) “Fair Market Value” as of any date shall mean, unless otherwise required by the Code or other applicable law, the closing sale price per Share as published by the principal national securities exchange on which the Shares are traded on such date or, if there is no sale of Shares on such date, the average of the bid and asked prices on such exchange at the close of trading on such date, or if the Shares are not listed on a national securities exchange on such date, the closing price or, if none, the average of the bid and asked prices in the over-the-counter market at the close of trading on such date, or if the Shares are not traded on a national securities exchange or the over-the-counter market, the value of one Share on such date as determined in good-faith by the Committee.

(o) “Grantee” means an Employee, Director, or Officer to whom an Award has been granted hereunder.

(p) “Incentive Stock Option” shall mean an Option that is intended to be an “incentive stock option” within the meaning of Section 422 of the Code.

(q) “Non-Qualified Stock Option” shall mean an Option that is not an Incentive Stock Option.

(r) “Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option granted pursuant to the Plan.

(s) “Option Agreement” means the agreement pursuant to which an Incentive Stock Option or Non-Qualified Stock Option is granted in accordance with Section 7, a form of which, subject to completion by appropriate insertions, modifications, restrictions, and limitations, as determined by the Committee in its sole discretion, provided that such insertions, modifications, restrictions, and limitations are not inconsistent with the terms of the Plan, is attached hereto as Exhibit B.

(t) “Performance Goals” means, and shall be based on, one or more of the following business criteria: revenue growth; net income; earnings per share; earnings before any one or more of the following items: interest, taxes, depreciation or amortization; operating or pre-tax income; cash flow; return on equity; return on invested capital; return on assets; cost reductions or savings; funds from operations; appreciation in the market value of Shares; product market share.  Where applicable, Performance Goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, as determined by the Committee. The Performance Goals may be subject to a threshold level of performance below which no vesting will occur, levels of performance at which specified vesting will occur, and a maximum level of performance above which full vesting will occur. Each of the Performance Goals shall be determined, where applicable, in accordance with generally accepted accounting principles and shall be subject to certification by the Committee; provided that the Committee shall have the authority to make equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Company or any Subsidiary or the financial statements of the Company or any Subsidiary, in response to changes in applicable laws or regulations, or to account for items of gain, loss, or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.

(u) “Permanent Disability” means disability of the Grantee that prevents him or her from performing the customary duties of his or her employment or other service for the Company or its Affiliates by reason of physical or mental incapacity that is expected to be of indefinite duration or result in death, or as defined in an applicable agreement entered into by the Grantee and the Company or its Affiliate, or as determined by the Committee in accordance with uniform and non discriminatory standards adopted by the Committee, in the absence of which the provisions of Section 22(e)(3) of the Code shall apply.

(v) “Restricted Stock” means the Shares awarded upon the terms and conditions and subject to the restrictions set forth in Section 6 and in the Grantee’s Restricted Stock Agreement.

(w) “Restricted Stock Agreement” means the agreement pursuant to which Restricted Stock is issued in accordance with Section 6, a form of which, subject to completion by appropriate insertions, modifications, restrictions, and limitations, as determined by the Committee in its sole discretion, provided that such insertions, modifications, restrictions, and limitations are not inconsistent with the terms of the Plan, is attached hereto as Exhibit A.

(x) “Shares” means shares of Common Stock, par value $.01 per share, of the Company.

(y) “Subsidiary” means any corporation or business trust the majority of the outstanding voting stock of which is owned, directly or indirectly, by the Company.

(z) “Termination of Employment” means the time when the employee-employer relationship between the Employee and the Company or a Subsidiary is terminated for any reason, including, but not limited to, a termination by resignation (including retirement), discharge, death, Permanent Disability or the disaffiliation of a Subsidiary, but excluding any such termination where there is a immediate reemployment (other than part time employment or consulting) by either the Company or a Subsidiary.

(aa) “Transfer Restrictions” means the restrictions on transfer on Restricted Stock set forth in Section 6 hereof.

3. Administration of the Plan.  (a) Committee. The Plan shall be administered by the Committee.  The Committee shall have the authority in its sole and absolute discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Awards; to determine the persons to whom and the time or times at which Awards shall be granted; to determine the number of Awards to be granted, the number of Shares to which an Award may relate and the terms, conditions, restrictions, limitations, and (as applicable) Performance Goals relating to any Award (including without limitation the exercise and vesting conditions relating thereto, as applicable), whether or not specifically set forth in the Plan; to determine whether, to what extent, and under what circumstances an Award may be cancelled, forfeited, exchanged, or surrendered; to make adjustments in any applicable Performance Goals in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company, or in response to changes in applicable laws, regulations, or accounting principles; to construe and interpret the Plan and any Award; to prescribe, amend, and rescind rules and regulations relating to the Plan; to determine and interpret the terms and provisions of Option Agreements, Restricted Stock Agreements, and any other instrument under the Plan; and to make any and all determinations and interpretations and take such other actions as may be deemed necessary or advisable in order to carry out the provisions, intent, and purposes of the Plan.

(b) Committee Action. (i) The Committee may, in its sole and absolute discretion, without amendment to the Plan, except in the case of Termination of Employment or other relationship for cause, waive or amend the operation of Plan provisions respecting vesting or exercise after Termination of Employment or service to the Company or a Subsidiary and, except as otherwise provided herein, adjust any of the terms of any Award. The Committee may also accelerate the vesting date or waive or adjust any other condition or restriction imposed hereunder with respect to the vesting of an Award, provided that the Committee determines that such acceleration, waiver or other adjustment is in the best interests of the Company and necessary or desirable in light of extraordinary circumstances. Except as set forth herein, no amendment or modification of an outstanding Award may adversely affect the terms of a Grantee’s Award without the Grantee’s written consent.  Notwithstanding anything in the Plan to the contrary, no Award outstanding under the Plan may, directly or indirectly, be re-priced, re-granted through cancellation or exchange, or otherwise amended or modified to reduce the price applicable thereto (other than with respect to adjustments made in connection with a transaction or change contemplated by Section 10 hereof) without the approval of the Company’s shareholders. (ii) A majority of the members of the Committee shall constitute a quorum. The Committee may act by the vote of a majority of its members present at a meeting at which there is a quorum or by unanimous written consent. The determinations of the Committee, including with regard to questions of construction, interpretation and administration, shall be final, binding and conclusive on all persons.

(c) Members Protected. (i) No member of the Committee shall be personally liable for any action, determination, or interpretation taken or made with respect to the Plan, unless such action, determination, or interpretation constitutes willful misconduct, fraud, gross negligence or demonstrates bad faith, and all members of the Committee shall be fully protected by the Company with respect to any such action, determination or interpretation except as aforesaid.  (ii) The Company shall indemnify and hold harmless each member of the Committee and the Board and any employee of the Company who provides assistance with the administration of the Plan from and against any loss, cost, liability (including any sum paid in settlement of a claim with the approval of the Board), damage and expense (including the advancement of reasonable legal and other expenses incident thereto) arising out of or incurred in connection with the Plan, unless and except to the extent attributable to such person’s willful misconduct, fraud, gross negligence, or bad faith.

4. Plan Limitations; Shares Subject to the Plan. (a) Share Limit. The maximum number of Shares that may be issued or transferred under the Plan shall be 400,000 Shares in the aggregate, consisting of Shares underlying Options and Restricted Stock, subject to adjustment pursuant to the provisions of Section 10.  Such shares may be authorized but unissued Shares or authorized and issued Shares held in the Company’s treasury.  Any (i) Options and (ii) Restricted Stock that have been awarded under the Plan but are subsequently forfeited, surrendered, cancelled, remain unexercised at Option expiration or termination, or otherwise revert to the Plan pursuant to the provisions hereof or of an Award may again be issued as Awards under the Plan.

(b) Grantee Limit. The total number of shares (i) underlying Options or (ii) of Restricted Stock subject to one or more Awards awarded to any one Grantee in any tax year of the Company shall not exceed 200,000 Shares subject to adjustment as provided in Section 10.

5. Eligibility for Participation. The Committee shall from time to time in its absolute discretion select Grantees from among those persons who, in the opinion of the Committee are in a position to contribute materially to the growth and success of the Company.  Notwithstanding the foregoing, Incentive Stock Options may only be granted to persons who are employed by the Company or a Subsidiary at the time of grant.

6. Restricted Stock Awards. (a) Grant of Award. The Committee may, from time to time, grant Restricted Stock Awards to eligible Employees, Directors, and Officers.   Each Award shall be evidenced by a Restricted Stock Agreement between the Company and the Grantee, which Agreement shall contain terms prescribed by the Plan and such other terms and conditions, limitations, and restrictions as the Committee may deem necessary or advisable. The purchase price, if any, of Restricted Stock awarded under the Plan shall be set forth in the Restricted Stock Agreement and shall not be less than the amount required for the issuance of fully paid, non-assessable Shares under the Certificate of Incorporation of the Company.

(b) Vesting. At the time of the Award of shares of Restricted Stock, the Committee shall establish a vesting date or vesting dates with respect to such Award. The Committee may divide Awards into classes and assign a different vesting date for each class. Provided that all conditions to the vesting of a share of Restricted Stock imposed pursuant to Section 6(c) are satisfied, upon the occurrence of the vesting date with respect to a share of Restricted Stock, such Share shall vest and the Transfer Restrictions shall lapse.

(c) Restrictions. Restricted Stock shall be subject to the following restrictions:

(i) no Restricted Stock may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of during such time as such Restricted Stock is subject to the restrictions provided in this Section 6;

(ii) The restrictions with respect to the Restricted Stock shall be specified in, and shall lapse in accordance with, the provisions hereof and as established by the Committee and set forth in each Grantee’s Restricted Stock Agreement.

(iii) Each Certificate issued with respect to Restricted Stock shall be registered in the name of the Grantee and deposited, together with a stock power duly executed in blank by the Grantee, with the Company or, if the Committee so specifies, with a third party custodian or trustee, and shall bear the following, or a similar, legend:

“The transferability of this certificate and the shares of Common Stock represented hereby are subject to the terms, conditions and restrictions (including forfeiture) contained in the Forward Industries, Inc. 2007 Equity Incentive Plan  and the Restricted Stock Agreement entered into between the registered owner and Forward Industries, Inc. A copy of such Plan and Agreement are on file in the offices of Forward Industries Inc., 1801 Green Rd., Suite E., Pompano Beach, Fl., 33064.”

(iv) Awards of Restricted Stock granted to Covered Employees (or employees who, in the Committee’s determination, may become Covered Employees) that are performance based shall vest only after the attainment of Performance Goals has been certified by the Committee.

(d) Certificates. Upon the vesting of Shares of Restricted Stock and at the expiration of the restrictions provided herein and in the Restricted Stock Agreement, the Company will cause a new Certificate to be delivered to the Grantee (or in the case of the Grantee’s death (where the Committee has determined that unvested Shares under an Award shall not be subject to forfeiture) to his or her legal representative, beneficiary or heir), free of any legend provided herein for such number of Shares as to which such restrictions shall have lapsed; provided, however, that the Company shall not be required to issue fractional Shares.

(e) Rights of Grantee. During the applicable period of restriction as to any Restricted Stock, a Grantee shall be the record owner thereof and shall be entitled to vote such Shares and receive all dividends and other distributions paid with respect to such Shares; provided that if any such dividend or distribution is paid in Shares, the Shares so received shall be subject to the same restrictions as the Restricted Stock with respect to which such dividend or distribution was paid.  The Committee in its discretion may require that any dividends paid on Restricted Stock be held in escrow until all restrictions or conditions to the vesting of such Shares have lapsed, and the Committee may provide in the agreement such other restrictions terms or conditions with respect to the treatment and holding of any shares, cash or other property that may be received as consideration or in exchange for Restricted Stock.

7. Stock Options.

(a) Grant of Award. The Committee may, from time to time, grant Option Awards to eligible Employees, Directors, and Officers.   Each Award shall be evidenced by an Option Agreement between the Company and the Grantee, which Agreement shall contain terms prescribed by the Plan and such other terms and conditions, limitations, and restrictions as the Committee may deem necessary or advisable.

(b) Type of Options. Subject to the provisions hereof, the Committee may grant Incentive Stock Options and Non-Qualified Stock Options to eligible personnel upon such terms and conditions as the Committee deems appropriate.

(c) Option Term. Unless sooner terminated, all Options shall expire not more than ten (10) years after the date the Option is granted (or, in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, not more than five (5) years).

(d) Exercise Price. The exercise price per Share covered by an Option may not be less than one hundred percent (100%) of the Fair Market Value per Share on the date the Option is granted (or, in case of an Incentive Stock Option granted to a Ten Percent Stockholder, one hundred ten percent (110%) of the Fair Market Value per Share on the date the Option is granted).  The “date the Option is granted” shall refer to the date on which the Committee definitively authorizes the grant of the Option (or upon the date on which all conditions, if any, imposed by the Committee in conditioning the grant, have been satisfied).

(e) Exercise of Options. The Committee may establish such vesting and other conditions and restrictions on the exercise of an Option and/or upon the issuance of Shares in connection with the exercise of an Option as it deems appropriate. All or part of the exercisable portion of an Option may be exercised at any time during the Option term, except that, without the consent of the Committee, no partial exercise of an option may be for less than one hundred (100) shares.  All Options shall be exercisable during a Grantee’s lifetime only by the Grantee.

(f) Payment of Exercise Price. An Option may be exercised by transmitting to the Company: (i) a written notice specifying the number of Shares to be purchased, and (ii) payment of the full exercise price, together with the amount, if any, deemed necessary by the Committee to enable the Company to satisfy its federal, state, foreign or other tax withholding obligations with respect to such exercise. The Committee may establish such rules and procedures as it deems appropriate for the exercise of Options. The exercise price of Shares acquired pursuant to the exercise of an Option may be paid in cash, certified or bank check and/or such other form of payment as may be approved by the Committee and permitted by applicable law from time to time, including, without limitation, Shares that have been owned by the holder for at least six (6) months (free and clear of any liens and encumbrances).

(g) Termination of Options.  (i) Termination due to Death or Disability. If a Grantee’s employment or other service terminates due to his or her death or Permanent Disability (or if the Grantee’s employment or other service is terminated by reason of his or her Permanent Disability and the Grantee dies within one year of such termination of employment or other service), then: (i) that portion of an Option that is not exercisable on the date of termination shall immediately terminate, and (ii) that portion of an Option that is exercisable on the date of termination shall remain exercisable, to the extent exercisable on the date of termination, by the Grantee (or the Grantee’s designated beneficiary or representative) during the one year period following the date of termination (or, during the one year after the later death of a disabled Grantee) or, if sooner, until the expiration of the stated term thereof, and, to the extent not exercised during such period, shall thereupon terminate.

(ii) Termination for Cause or at a Time when Cause Exists. Unless the Committee shall otherwise decide as being in the best interests of the Company in respect of the portion of an Option that is exercisable, if a Grantee’s employment or other service is terminated by the Company or a Subsidiary for Cause or if, at the time of his or her termination, grounds for a termination for Cause exist, then any Option held by the Grantee (whether or not then exercisable) shall immediately terminate and cease to be exercisable.

(iii) Other Termination. If a Grantee’s employment or other service terminates for any reason or no reason, then, except as provided for in an employment agreement: (i) that portion of an Option held by the Grantee that is not exercisable on the date of termination shall immediately terminate, and (ii) that portion of an Option that is exercisable on the date of termination shall remain exercisable, to the extent exercisable on the date of termination, by the Grantee during the ninety (90) day period following the date of termination or, if sooner, until the expiration of the stated term thereof, and, to the extent not exercised during such period, shall thereupon terminate.

8. Additional Terms Relating to Options and Restricted Stock Awards.

(a) Conditions. At the time of an Award, the Committee may impose such restrictions or conditions to the exercisability of Options or vesting of Restricted Stock as it, in its absolute discretion, deems appropriate, including requiring the achievement of Performance Goals.  If the conditions or restrictions pertaining to such exercisability or vesting in respect of an Award are not satisfied in accordance with their terms, the Award shall be forfeited and the Shares underlying the Options or Restricted Stock, as the case may be, shall revert to the Plan as authorized but unawarded Shares. To the extent not inconsistent with the provisions of the Plan, the Option Agreement and Restricted Stock Agreement, as the case may be, shall govern the rights and obligations of the Grantee (and any person claiming through the Grantee) with respect to the Option and Restricted Stock.  To the extent that an Award made to a Covered Employee is performance based and is intended to satisfy the criteria set forth in Code Section 162(m), it shall be based on and subject to achievement of the Performance Goals as set forth in the Option Agreement or Restricted Stock Agreement relating to such Award.  To the extent that an Award of Options becomes exercisable or an Award of Restricted Stock is to vest based upon the continued employment of the Participant, such Award shall vest pursuant to a schedule as the Committee may determine in its sole discretion.

(b) Rights Upon Issuance. No person shall have any rights as a shareholder with respect to any Shares covered by or relating to any Award until the date of issuance of a Certificate with respect to such Shares (whether by book entry or in physical, certificated form).  Except as otherwise expressly provided in Section 10, no adjustment to any Award shall be made for dividends or other rights for which the record date occurs prior to the date of such Certificate.

(c) Termination of Relationship. Subject to the terms of of Section 7(g) in the case of Options, unless the Committee otherwise determines in its sole discretion, upon Termination of Employment or other relationship between the Grantee and the Company or any Subsidiary of the Company (or the successor of any such company) for any reason, all Shares relating to an Award (or part thereof) which on the date of termination is not exercisable, or which has not vested, or as to which the restrictions thereon shall not have lapsed shall be immediately forfeited to the Plan as authorized but unawarded Shares and the corresponding Award (or part thereof) shall immediately terminate on such date; provided, however, the Committee may not so determine in the case where the Employment or other relationship is terminated for cause.

(d) Change of Control.  In the event of a Corporate Change of Control, the Committee may, in its discretion, and subject to compliance with the other terms and conditions of the Plan, determine that the exercise or vesting schedule in respect of one or more Awards may be accelerated.

(e) Cancellation of Awards. Unless an Option Agreement or Restricted Stock Agreement specifies otherwise, the Committee will cancel, rescind, suspend, withhold or otherwise limit or restrict any unexpired Option or unvested Restricted Stock at any time if the Grantee is not in compliance with all material applicable provisions of the Award and the Plan. Upon exercise of an Option and as a condition to issuance of Certificates pursuant to Section 6(d), the Grantee shall certify in a manner acceptable to the Company that he or she is in compliance with the terms and conditions of the Plan.

9. Amendment of the Plan. The Board may at any time and from time to time modify or amend the Plan in any respect; provided, that without approval of the shareholders of the Company the Board may not increase the maximum number of Shares that may be awarded under the Plan (other than increases due to adjustments in accordance with Section 10), materially modify the requirements as to eligibility for participation in the Plan, or otherwise materially increase the benefits accruing to participants under the Plan; and provided, further, that shareholder approval shall be required for any such amendment if and to the extent the Board of Directors determines that such approval is appropriate or necessary for purposes of satisfying Section 162(m), Section 409A, or Section 422 of the Code or Rule 16b-3 under the Exchange Act or other applicable law or the requirements of any securities exchange upon which the securities of the Company trade. Nothing herein shall restrict the Committee’s ability to exercise its discretionary authority pursuant to Section 3, which discretion may be exercised without amendment to the Plan.  Any modification or amendment to the Plan shall not, without the written consent of any Grantee, adversely affect the Grantee’s rights under an outstanding Award granted prior to such modification or amendment.

10. Dilution and Other Adjustments. In the event of any change in the number of outstanding Shares by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares, or other similar corporate change affecting all shareholders on a pro rata basis, the Committee shall make such adjustments, if any, as it deems necessary, appropriate, and equitable in the aggregate number or kind of Options or Restricted Stock or other stock or securities which may be awarded pursuant to the Plan, and in the terms and restrictions of each outstanding Award affected thereby. Such adjustments shall be conclusive and binding upon all parties concerned, absent manifest error.

11. Tax Matters. (a) Withholding.  The Company shall deduct from each Grantee’s salary or wages, or, at the option of the Grantee, the Grantee shall pay to the Company, the amount of any tax required by any governmental authority to be withheld resulting on account of an Award, the exercise of an Option, or the lapse of restrictions on Restricted Stock. The Committee may, in its sole discretion, permit a Grantee the right to satisfy, in whole or in part, any tax withholding requirement so resulting by electing to require the Company to purchase that number of unrestricted Shares designated by the Grantee at the Fair Market Value for Shares on the date of exercise or lapse of restrictions, or if not traded on such day on the next preceding day on which trading occurred. The Company shall not be required to deliver a Certificate for any Shares upon exercise of an Option or lapse of restrictions until all such taxes shall have been paid by the Grantee or the person entitled thereto. The Company shall have the right, but not the obligation, to sell or withhold such number of Shares distributable to the person entitled to such distribution as will provide assets for payment of any tax so required to be paid by the Company for such person unless, prior to such sale or withholding, such person shall have paid to the Company the amount of such tax. Any balance of the proceeds of such a sale remaining after the payment of such taxes shall be paid over to such person. In making any such sale, the Company shall be deemed to be acting on behalf and for the account of such person.

(b) Section83(B) Election. Each Grantee shall deliver to the Company a signed copy of any instrument, letter, or other document the Grantee may execute and file with the Internal Revenue Service evidencing the Grantee’s election under Section 83(b)(2) of Code to treat the receipt of any Restricted Stock as includable in the Grantee’s gross income in the year of receipt. The Grantee shall deliver a copy of any such instrument of election to the Company not later than the date on which any such election is required to be made in accordance with the appropriate provisions of the Code or applicable Regulations thereunder.

12. Applicable Laws and Regulations. (a) Issuance. The Company’s obligation to issue any Shares or deliver any Certificate pursuant to an Award shall be subject to such compliance as the Committee in its sole discretion deems necessary or advisable with respect to any and all of the following: the listing of such Shares upon the Nasdaq SmallCap Market, or such other market or securities exchange on which the Shares may then be listed; the registration or qualification of such Shares under any federal or state law; the rulings or regulations of any governmental regulatory body; or the obtaining of any approval or consent from any federal state or other governmental agency.

(b) Listing and Other Conditions. The issuance and transfer of any Shares hereunder shall be effective only at such time as counsel to the Company shall have determined that the issuance and delivery of such shares are in compliance with all applicable laws, regulations of governmental authority and the requirements of the NASDAQ SmallCap Market or such other market or securities exchange on which the Shares may be listed. The Committee may, in its sole discretion, defer the effectiveness of any issuance or transfer of Shares hereunder in order to allow their issuance to be made pursuant to registration or an exemption from registration or other methods for compliance available under federal or state securities laws.  The Committee shall inform the Grantee (or a permitted transferee of such person) in writing of its decision to defer the effectiveness of an issuance or transfer.  If at any time counsel to the Company shall be of the opinion that any sale or delivery of Shares is or may in the circumstances be unlawful or result in the imposition of excise taxes on the Company under the statutes, rules or regulations of any applicable jurisdiction, the Company shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act or otherwise with respect to Shares, and the right to  perfect any Award shall be suspended until, in the opinion of said counsel, such sale or delivery shall be lawful or shall not result in the imposition of excise taxes on the Company.

13. Employment or Other Rights. Nothing in the Plan or in any Option Agreement or Restricted Stock Agreement shall confer upon any Grantee the right to continue in the employ of the Company or its Subsidiaries or shall interfere with or restrict in any way the rights of the Grantee’s employer to discharge the Grantee at any time for any reason whatsoever, with or without cause, subject to such rights, if any, as the Grantee may have under an effective employment or other agreement with the Company or Subsidiary.  No person shall have any claim or right to receive an Award hereunder. The Committee’s granting of an Award at any time shall neither require the Committee to grant any other Award to any other person at any time or preclude the Committee from making subsequent grants to such Grantee or any other person.

14. Transferability. The Committee may direct that any Option Agreement or Certificate evidencing Shares issued pursuant to the Plan shall bear a legend setting forth such restrictions on transferability as may apply to such Shares, including without limitation the legend contemplated by Section 6(c). Awards granted under the Plan shall not be transferable by a Grantee other than (i) upon Grantee’s death by will or by the laws of descent and distribution (subject to the Committee’s action to permit vesting, exercise, and transfer in such cases), or (ii) pursuant to a qualified domestic relations order, as defined by the Code or Title 1 of the Employee Retirement Income Security Act or the rules thereunder, or (iii) as otherwise determined by the Committee in its sole discretion in accordance with and in furtherance of the purposes of the Plan; provided, however, that no transfer of an Incentive Stock Option may be made pursuant to clause (ii) or (iii) of this sentence. The designation of a beneficiary of an Award by a Grantee shall not be deemed a transfer prohibited by this Section 14.  Neither an Award nor the Shares underlying an Award may be assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted transfer, assignment, pledge, hypothecation, or other disposition of any Award contrary to the provisions of this Section 14, or the levy of any attachment or similar process upon an Award, shall be null and void. No transfer of an Award by will or the laws of descent and distribution (subject to the Committee’s action to permit vesting and transfer in such cases) or as otherwise permitted by this Section 14, shall be effective to bind the Company unless the Committee shall have been furnished with (a) written notice thereof and with such evidence as the Committee may deem necessary to establish the validity of the transfer and (b) an agreement by the transferee to comply with all the terms and conditions of the Award that are or would have been applicable to the Grantee and to be bound by the acknowledgments made by the Grantee in connection with the grant of the Award.

15. Dissolution or Liquidation of the Company. Immediately prior to the dissolution or liquidation of the Company other than in connection with transactions to which Section 10 is applicable, all Awards granted hereunder as to which Restricted Stock shall not have vested or Options that have not been exercised shall terminate and become null and void and shall be forfeited immediately prior to such dissolution or liquidation.

16. Effectiveness; Term of Plan. The Plan shall become effective upon, and its effectiveness is subject to, the approval of the shareholders of the Company at a duly called meeting thereof, provided that such approval occurs within 12 months of Board approval.  The Board may withdraw the Plan for shareholder approval before it has become effective.  After effectiveness, the Board may, at any time, suspend or terminate the Plan.  The Plan shall terminate upon the granting of Awards equaling the maximum number of Shares that may be awarded under the Plan, and thereafter the function of the Committee will be limited to the administration of Option Agreements and Restricted Stock Agreements, as the case may be. Each Award shall remain in effect in accordance with its terms or until the conditions to exercise of Options remain unsatisfied, or restrictions on Restricted Stock have lapsed or the Restricted Stock shall revert to the Company in accordance with the terms hereof. No termination of the Plan shall, without the written consent of the Grantee, adversely affect the rights or obligations under Awards previously granted.  Unless extended or earlier terminated by the Board, the right to grant Awards under the Plan shall terminate on the tenth anniversary of Board approval of the Plan.  Awards outstanding at Plan termination shall remain in effect according to their terms and the provisions of the Plan and the applicable Option Agreement and Restricted Stock Agreement, as the case may be.

17. Applicable Law. The Plan shall be construed and enforced in accordance with the law of the State of New York, without reference to its principles of conflicts of law.

18. No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

19. Beneficiary. A Grantee may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Grantee, the executor or administrator of the Grantee’s estate shall, subject to the Committee’s action to permit vesting and transfer, be deemed to be the Grantee’s beneficiary.

20. Interpretation; Special Rules. The Plan is designed and intended to comply, to the extent applicable to performance-based Awards made under the Plan, with Section 162(m) of the Code, and all provisions hereof shall be construed in a manner to so comply. The Plan is also intended to comply with the provisions of Section 409A of the Code, and all provisions hereof shall be construed in a manner to so comply.  Notwithstanding anything in the Plan or a Restricted Stock Agreement to the contrary, any provision of an Award that is subject to Section 409A but that does not comply with the requirements of such section shall be null and void and of no force or effect and the Committee shall, upon notice of such non-compliance and in its complete discretion, amend and reform such provision or provisions so as to comply with the provisions of Section 409A. Subject to Section 162(m) and Section 409A of the Code and Section 16 of the Exchange Act, to the extent the Committee deems it necessary, appropriate, or desirable to comply with foreign law or practices and to further the purpose of the Plan, the Committee may, without amending this Plan, establish special rules applicable to Awards granted to Grantees who are foreign nationals, are employed outside the United States, or both, including rules that differ from those set forth in the Plan, and grant Awards (or amend existing Awards) in accordance with those rules.

21. Severability. If any provision of the Plan is held to be invalid or unenforceable, the other provisions of the Plan shall not be affected but shall be applied as if the invalid or unenforceable provision had not been included in the Plan.

Adopted by the Board of Directors on February 6, 2007, and by the shareholders of the Company on May 2, 2007

Forward Industries, Inc. A New York corporation